CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




We consent to the use of our report dated January 12, 2001 on the financial statements and financial highlights of Midas U.S. and Overseas Fund Ltd. Such financial statements and financial highlights appear in the December 31, 2000 Annual Report to Shareholders which is incorporated by reference in the Statement of Additional Information filed in Post-Effective Amendment No. 27 under the Securities Act of 1933 and Amendment No. 27 under the Investment Company Act of 1940 to the Registration Statement on Form N-1A of Midas U.S. and Overseas Fund Ltd. We also consent to the references to our Firm in the Registration Statement and Prospectus.




                                                            TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
April 25, 2001